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                                                                     Exhibit 5.1


                            FOLEY, HOAG & ELIOT LLP
                             ONE POST OFFICE SQUARE
                        BOSTON, MASSACHUSETTS 02109-2170


                         TELEPHONE 617-832-1000   1747 PENNSYLVANIA AVENUE, N.W.
                         FACSIMILE 617-832-7000             SUITE 1200
                               www.fhe.com            WASHINGTON, D.C.  20006
                                                         TEL: 202-223-1200
                                                         FAX: 202-785-6687


                                 August 2, 2000

Implant Sciences Corporation
107 Audubon Road #5
Wakefield, MA  01880

Dear Ladies and Gentlemen:

         We are familiar with the Registration Statement on Form S-8 (the "S-8 Registration Statement") filed today by Implant Sciences Corporation, a Massachusetts corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The S-8 Registration Statement relates to the proposed offering by the Company of 1,160,268 shares (the "Shares") of its common stock, par value $0.10 per share (the "Common Stock"), which were issued pursuant to the exercise of options or are issuable under options previously granted and currently outstanding or under options which may be granted after the date hereof pursuant to the Implant Sciences Corporation 1998 Incentive and Nonqualified Stock Option Plan, the Implant Sciences Corporation 1992 Stock Option Plan and the 1998 Employee Stock Purchase Plan (the "Plans").

         In arriving at the opinions expressed below, we have examined and relied on the following documents:

1. The Restated Articles of Organization, as amended, and the Amended and Restated By- Laws of the Company.

2. The records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company.

3.       The Plans.

         In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.
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August 2, 2000
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         Based upon the foregoing, it is our opinion that:

1. The Company has corporate power adequate for the issuance of the Shares in accordance with the S-8 Registration Statement.

2. The Company has taken all necessary corporate action required to authorize the issuance and sales of the Shares.

3. When certificates for the Shares have been duly executed and countersigned, and delivered against due receipt of the exercise price for the Shares as described in the options relating thereto and the Plans, the Shares will be legally issued, fully paid and non-assessable.

         We here consent to the filing of this opinion as an exhibit to the S-8 Registration Statement.

                                                 Sincerely,

                                                 Foley, Hoag & Eliot LLP


                                                 By: /s/David A. Broadwin
                                                    --------------------------
                                                      Partner